Exhibit 5.1

February 11, 2011

Concur Technologies, Inc.

18400 NE Union Hill Road

Redmond, Washington 98052

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-3 (“Registration Statement”) filed by Concur Technologies, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (“Commission”) on the date hereof, in connection with the registration under the Securities Act of 1933, as amended (“Securities Act”) of an aggregate of 813,628 shares of the Company’s Common Stock, par value $0.001 per share (“Shares”) issued to the selling stockholders (“Selling Stockholders”) named in the Prospectus (as defined below).

In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of the following:

(1)	the Company’s Second Amended Certificate of Incorporation, certified by the Delaware Secretary of State on August 7, 2010;

(2)	the Company’s Amended and Restated Bylaws, certified by the Company’s Secretary on December 6, 2007;

(3)	the Registration Statement, together with the exhibits filed as a part thereof and the documents incorporated therein by reference;

(4)	the prospectus prepared in connection with the Registration Statement (the “Prospectus”);

(5)	the resolutions adopted by the Company’s Board of Directors (“Board”) at a meeting held on January 8, 2011, approving the Merger and the transactions contemplated thereby, including the issuance of Shares;

(6)	the stock records that the Company has provided to us consisting of (i) a report from the Company’s transfer agent certifying the number of issued and outstanding shares of capital stock of the Company as of the effective date of the Merger (the “Effective Date”) and (ii) a list of stockholders who received the Shares on the Effective Date in connection with the Merger;

(7)	the Agreement and Plan of Reorganization by and among Concur Technologies, Inc., Tolo One Acquisition Corp., Tolo Two Acquisition Corp., TripIt, Inc. and Mike Kwatinetz, as Stockholders’ Agent dated as of January 12, 2011, under which the Selling Stockholders acquired the Shares described in the Registration Statement;

(8)	the Registration Rights Agreement by and between Concur Technologies, Inc. and the individuals and entities listed on Exhibit A attached thereto dated as of January 12, 2011; and

(9)	a Management Certificate addressed to us and dated of even date herewith executed by the Company confirming the number of the Company’s issued and outstanding shares of capital stock, issued and outstanding options and warrants and unallocated option and equity plan reserves, in each case as of the date hereof and containing certain factual and other representations (“Management Certificate”).

Concur Technologies, Inc.

February 11, 2011

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any documents reviewed by us and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof. We have also assumed that the certificates representing the Shares have been, or will be when issued, properly signed by authorized officers of the Company or their agents.

As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from the documents referred to above and the representations and warranties made by representatives of the Company to us, including but not limited to those set forth in the Management Certificate. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters.

We are admitted to practice law in the State of California, and we render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America, of the State of California, of the Delaware General Corporation Law, the Delaware Constitution and reported judicial decisions relating thereto.

In accordance with Section 95 of the American Law Institute’s Restatement (Third) of the Law Governing Lawyers (2000), this opinion letter is to be interpreted in accordance with customary practices of lawyers rendering opinions in connection with the filing of a registration statement of the type described herein.

Based upon the foregoing, it is our opinion that the Shares to be sold by the Selling Stockholders pursuant to, and as described in, the Registration Statement are validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments or supplements thereto. This opinion is intended solely for use in connection with the offering of the Shares subject to the Registration Statement and is not to be relied upon for any other purpose. This opinion speaks as of the date first set forth above and we assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,

/S/ FENWICK & WEST LLP
FENWICK & WEST LLP